Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Electrameccanica Vehicles Corp.

We consent to the use of our report dated March 29, 2019, with respect to the consolidated statement of financial position of Electrameccanica Vehicles Corp. as of December 31, 2018, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference of our firm under the heading “Experts” in the Registration Statement (No.333-222814) Post-Effective Amendment No.2 to Form F-1.

Our report dated March 29, 2019 contains an explanatory paragraph that states that the Company’s principal activity, the development and manufacture of electric vehicles, is in the development stage and the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

November 11, 2019

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.